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FLEET                                                  Fleet Equity Partners
                                                       Mail Stop: RI MO F12C
                                                        Providence, RI 02903
                                                                401-278-6770
                                                            Fax 401-278-6387


                                   October 15, 1996




Mr. Justin Jaschke
Chief Executive Officer
World-Net Access, Inc.
9250 East Costilla Ave.
Englewood, CO  80112

Dear Justin:

    As you know, we closed a $10 Million equity investment earlier this year in Dobson Communications Corporation ("Dobson") located in Oklahoma City, Oklahoma. Dobson is in the business of providing rural cellular and telephone services, operating a fiber optic network and reselling various telecommunication services. As part of our investment, we were provided the opportunity to designate a Fleet representative and a non-Fleet representative to Dobson's Board of Directors. This letter serves as our invitation for you to serve as the non-Fleet designee.

    We think you will find this an exciting opportunity. Dobson is committed to growing its wireless operations through a combination of cellular, PCS and resale strategies. In addition, Dobson is hoping to enter the long distance resale and CLEC markets in larger markets close to its rural clusters. We feel that your past experiences and current role with World-Net Access would bring considerable value to Dobson as it pursues these strategies.

    As a Board member, it is expected that you will be able to attend Board meetings every other month (typically held in Oklahoma City), attend an annual strategy session and be available (understanding your time constraints) to render some assistance to Dobson from time to time as requested by Everett Dobson. As compensation for your services, you will be granted an option to acquire 833 shares of Dobson common stock (approximately
 .14% of

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Dobson's equity on a fully-diluted basis) with an exercise price of $100 per share. Based on our investment thesis, we expect the equity value of Dobson (approximately $60 Million at our closing) to increase by a factor of 4X to $240 Million over the next five years which would place a gross value of $333,200 and a net value of approximately $250,000 on the options. The options would vest in equal 20% increments (on an annual basis) over the next five years, subject to an earlier sale of the business which would accelerate vesting. In addition, Dobson will reimburse your out-of-pocket expenses incurred in connection with attending the meetings described above.

    We hope that you share our excitement about this opportunity. If you have any questions concerning this letter, please do not hesitate to give me a call at (401) 278-5678. If the general terms set forth in this letter are acceptable (pending final drafts of the option), please sign this letter in the space provided below. I look forward to working with you and hope that you will join me on the Board.

                                       Sincerely,

                                       THADEUS J. MOCARSKI
                                       Thadeus J. Mocarski
                                       Partner

Agreed and accepted this 10/22/
day of October, 1996:

JUSTIN JASCHKE
Justin Jaschke


cc:      Everett Dobson
         Robert M. Van Degna